Exhibit 99.1

Company Contact:	Investor Relations Contact:
Ultralife Batteries, Inc.	Lippert/Heilshorn & Associates, Inc.
Pete Comerford	Jody Burfening
(315) 332-7100	(212) 838-3777
pcomerford@ulbi.com	jburfening@lhai.com
Ultralife Receives $40 Million Follow-On Order to Supply Advanced Military Communications Systems
– Company Offers Preliminary Fiscal 2008 Revenue Estimate –
Newark, New York – December 26, 2007 – Ultralife Batteries, Inc. (NASDAQ: ULBI) has received an order worth approximately $40 million from a U.S. defense contractor to supply advanced communications systems. This order is a follow-on to the $62 million order the company announced on December 17. Deliveries are expected to occur during 2008 with delivery schedules to be agreed upon between Ultralife and the customer during the year. For customer confidentiality reasons, Ultralife is not able to disclose either the customer’s name or details about this order.
“We are pleased by this customer’s recognition of Ultralife’s engineering capabilities in awarding us a total of over $100 million worth of orders for advanced communications systems,” said John D. Kavazanjian, Ultralife’s president and chief executive officer. “This order also attests to our success in designing advanced integrated communications systems in collaboration with a customer, in keeping with our strategy of forging durable partnerships with our customers to design power solutions and communications systems that meet their application requirements.”
“Taking into consideration our estimate of incremental revenue from this order and the contribution from Stationary Power Services and Innovative Solutions Consulting – two businesses which we recently acquired – in addition to our quarterly revenue run rate on existing business and outlook for future demand, we estimate revenue in 2008 will reach at least $230 million,” added Mr. Kavazanjian. “As we move through the year, we would expect to have greater visibility on our full year estimate and plan to provide detailed guidance for the first quarter of 2008 on the fourth quarter 2007 earnings conference call.”
About Ultralife Batteries, Inc.
Ultralife is a global provider of high-energy power solutions and communications accessories for diverse applications. The company develops, manufactures and markets a wide range of non-rechargeable and rechargeable batteries, charging systems and accessories for markets including defense, commercial and consumer portable electronics. Through its portfolio of standard products and engineered solutions, Ultralife is at the forefront of providing the next generation of power systems and accessories. Defense, commercial and retail customers include: General Dynamics, Raytheon, Philips Medical Systems, General Motors, Energizer, Kidde Safety, Lowe’s, Radio Shack and the national defense agencies of the United States, United Kingdom, Germany, Australia and New Zealand, among others.
Ultralife’s headquarters, principal manufacturing and research facilities, and its McDowell Research operating unit are in Newark, New York, near Rochester. Ultralife’s other operating units are: Ultralife Batteries (UK) Ltd., in Abingdon, England; Innovative Solutions Consulting in Hollywood, Maryland; Stationary Power Services in Clearwater, Florida; and ABLE New Energy in Shenzhen, China. Detailed information on Ultralife is available at: www.ultralifebatteries.com.
This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: worsening global economic conditions, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. Further information on these factors and other factors that could affect Ultralife’s financial results is included in Ultralife’s Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.
Ultralife® and McDowell Research® are registered trademarks of Ultralife Batteries, Inc.

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